Exhibit 4.10

DESCRIPTION OF THE REGISTRANT’S REGISTERED SECURITIES

    As of the date of this Annual Report on Form 10-K, TriplePoint Venture Growth BDC Corp. (“we,” “our” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): its common stock, par value $0.01 per share (“common stock”).
    The following description of the Company’s common stock is based on the relevant portions of the Maryland General Corporation Law, the Company’s Articles of Amendment and Restatement (the “charter”), and its Amended and Restated Bylaws (the “bylaws”). This summary is a description of the material terms of, and is qualified in its entirety by, the charter and the bylaws, each of which is incorporated by reference as an exhibit to this Annual Report on Form 10-K. As a result, this summary may not contain all of the information that is important to you. We refer you to the Maryland General Corporation Law, our charter and our bylaws for a more detailed description of the provisions summarized below.
Description of Our Capital Stock
    Our authorized capital stock consists of 500,000,000 shares of stock, par value $0.01 per share, 450,000,000 of which are classified as common stock and 50,000,000 of which are classified as preferred stock. Our common stock is listed on the New York Stock Exchange under the ticker symbol “TPVG”. No shares have been authorized for issuance under any equity compensation plans. Under Maryland law, our stockholders generally are not personally liable for our debts or obligations. We have no shares of our preferred stock outstanding.
    Under our charter and subject to the rights of holders of any series of preferred stock we may issue in the future, our board of Directors (the “Board”) is authorized to classify and reclassify any unissued shares of stock into other classes or series of stock and authorize the issuance of shares of stock without obtaining stockholder approval. As permitted by the Maryland General Corporation Law, our charter provides that a majority of our entire Board, without any action by our stockholders, may amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue.
    All shares of our common stock have equal rights as to earnings, assets, distributions and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Subject to the preferential rights of holders of any outstanding shares of preferred stock that we may issue in the future, distributions may be paid to the holders of our common stock if, as and when authorized by our Board and declared by us out of funds legally available for payment. Holders of our common stock have no preemptive, exchange, conversion or redemption rights and shares of our common stock are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of a liquidation, dissolution or winding up of the Company, holders of outstanding shares of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors.
Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses
    Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision, which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law, subject to the requirements of the Investment Company Act of 1940 (the “1940 Act”).
    Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law and subject to the requirements of the 1940 Act, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Company and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our directors’ and officers’ rights to indemnification and advancement of expenses provided by our charter and bylaws vest immediately upon the election or appointment of a director or officer.
    Our charter and bylaws also permit us to indemnify and advance expenses to any person who served one of our predecessors in any of the capacities described above and any of our employees or agents or any employees or agents of our predecessor.
    Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or on behalf of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received unless, in either case, a court orders indemnification, and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer in advance of final disposition of a proceeding upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by such corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by such corporation if it is ultimately determined that the standard of conduct was not met.
    In accordance with the 1940 Act, we may not indemnify any person for any liability to which such person would be subject by reason of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.
    Additionally, we entered into indemnification agreements with our directors and executive officers that provide for indemnification and the advance of expenses to the maximum extent permitted under Maryland law and the 1940 Act.
Neither the amendment nor repeal of the indemnification provisions of our charter, nor the adoption or amendment of any other provision of the charter or bylaws inconsistent with those provisions, shall apply to or affect in any respect the applicability of those provisions with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption. Our bylaws contain an identical provision.
Provisions of the Maryland General Corporation Law and our Charter and Bylaws
    The Maryland General Corporation Law and our charter and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board.
Classified Board
    Our Board is divided into three classes of directors serving staggered three-year terms, as nearly equal in size as is practicable. Upon expiration of their terms, successor directors of each class will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and when his or her successor is duly elected and qualifies, and each year one class of directors is elected by our stockholders.
Election of Directors
    Our bylaws provide that directors will be elected by a plurality of the votes cast in the election of directors. Pursuant to the charter, our Board may amend our bylaws to alter the vote required to elect directors.
Number of Directors; Vacancies; Removal
    Our charter provides that the number of directors will be set only by our Board in accordance with our bylaws. Our bylaws provide that a majority of our entire Board may at any time increase or decrease the number of directors. However, the number of directors may never be less than the minimum number required by the Maryland General Corporation Law, which is one, and, unless our bylaws are amended, may not be more than 15. We have elected to be subject to the provision of Subtitle 8 of Title 3 of the Maryland General Corporation Law regarding the filling of vacancies on our Board. Accordingly, except as may be provided by our Board in setting the terms of any class or series of preferred stock, any and all vacancies on our Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act. Our charter provides that, subject to the rights of holders of one or more series of preferred stock to elect or remove one or more directors, a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.
For purposes of this provision, “cause” means, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Company through bad faith or active and deliberate dishonesty.
Quorum for Stockholder Meetings
The presence in person or by proxy of the holders of shares of stock of the Company entitled to cast a majority of the votes entitled to be cast (without regard to class) shall constitute a quorum at any meeting of stockholders, except with respect to any such matter that, under applicable statutes or regulatory requirements or our charter, requires approval by a separate vote of one or more classes or series of stock, in which case the presence in person or by proxy of the holders of shares entitled to cast a majority of the votes entitled to be cast by such classes or series on such matter shall constitute a quorum.
Action by Stockholders
    Under the Maryland General Corporation Law, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter provides for stockholder action by less than unanimous consent, which our charter does not). These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.
Calling of Special Meetings of Stockholders
    Our bylaws provide that special meetings of stockholders may be called by our Board, the Chairman of the Board, or our President or Chief Executive Officer. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by our Secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting.
Advance Notice of Director Nominations and Other Business
    Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our Board and the proposal of other business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our Board or (iii) by a stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting on such business or in the election of each such nominee and who has provided notice to us within the time period, and containing the information, specified by the advance notice provisions set forth in our bylaws.
To be timely, a stockholder’s advance notice must be delivered to our Secretary at the principal executive office of the Company not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, in order for notice by a stockholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made.
    With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our Board at a special meeting may be made only (i) by or at the direction of our Board or (ii) provided that the meeting has been called in accordance with the bylaws for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of giving the notice required by our bylaws and at the time of the special meeting, who is entitled to vote at the meeting in the election of each such nominee and who has provided notice to us within the time period, and containing the information, specified by the advance notice provisions set forth in our bylaws.
Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws
    Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter generally provides for approval of charter amendments and extraordinary transactions by the stockholders entitled to cast a majority of the votes entitled to be cast on the matter. However, our charter provides that approval of the following matters requires the affirmative vote of stockholders entitled to cast at least 80% of the votes entitled to be cast on the matter:
•charter amendments that would convert us from a closed-end company to an open-end company or make our common stock a redeemable security (within the meaning of the 1940 Act);
•our liquidation or dissolution;
•any amendment to, or any amendment inconsistent with, the provisions of our charter relating to: the number, classification and election of directors; the ability to fill director vacancies; certain extraordinary actions; removal of directors; the ability of our Board to amend or repeal our bylaws; the right of the Company to amend our charter; and approval of certain extraordinary actions and charter amendments;
•any merger, consolidation, conversion, statutory share exchange or sale or exchange of all or substantially all of our assets that the Maryland General Corporation Law requires be approved by our stockholders; or
•any transaction between us and a person, or group of persons acting together (including, without limitation, a “group” for purposes of Section 13(d) of the Exchange Act or any successor provision), that is entitled to exercise or direct the exercise, or acquire the right to exercise or direct the exercise, directly or indirectly, other than solely by virtue of a revocable proxy, of one-tenth or more of the voting power in the election of directors generally, or any person controlling, controlled by or under common control with, or employed by or acting as an agent of, any such person or member of such group.
    However, if such amendment or proposal is approved by at least two-thirds of our continuing directors (as defined below) (in addition to approval by our Board), such amendment or proposal may be approved by a majority of the votes entitled to be cast on such a matter. In addition, if any such transaction is approved by at least two-thirds of our continuing directors, no stockholder approval of such transaction will be required unless the Maryland General Corporation Law, the 1940 Act or another provision of our charter or bylaws otherwise requires such approval. The “continuing directors” are defined in our charter as (i) the directors identified as the initial directors in the charter, (ii) the directors whose nomination for election by the stockholders or whose election by the Board to fill vacancies on the Board is approved by a majority of the directors identified as initial directors in the charter who are on the Board at the time of such nomination or election, or (iii) any successor directors whose nomination for election by the stockholders or whose election by the Board to fill vacancies is approved by a majority of the continuing directors or successor continuing directors who are on the Board at the time of such nomination or election.
    Our charter and bylaws provide that our Board has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.
No Appraisal Rights
    Except with respect to appraisal rights arising in connection with the Maryland Control Share Acquisition Act discussed below, as permitted by the Maryland General Corporation Law, our charter provides that stockholders are not entitled to exercise appraisal rights, unless the Board determines that such rights will apply.
Control Share Acquisitions
    The Control Share Acquisition Act provides that holders of control shares of a Maryland corporation acquired in a control share acquisition have no voting rights with respect to such control shares except to the extent approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:
•one-tenth or more but less than one-third;
•one-third or more but less than a majority; or
•a majority of all voting power.
    The requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition may compel the board of directors of the Maryland corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders’ meeting.
    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations including, as provided in our bylaws, compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.
    The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.
    Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. However, we will not amend our bylaws to repeal the current exemption from the Control Share Acquisition Act without our Board determining that it would be in the best interests of our stockholders and would not conflict with the 1940 Act, and without the Company first notifying the staff of the Securities and Exchange Commission (the “SEC”) of its intention. The SEC staff has issued informal guidance setting forth its position that certain provisions of the Control Share Acquisition Act would, if implemented, violate Section 18(i) of the 1940 Act.
Business Combinations
    Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:
•any person who, directly or indirectly, beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or
•an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding voting stock of the corporation.
    A person is not an interested stockholder under this statute if the board approved in advance the transaction by which such person otherwise would have become an interested stockholder. However, in approving a transaction, the board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
     After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of the corporation and approved by the affirmative vote of at least:
•80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.
    These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The statute permits various exemptions from its provisions, including for business combinations that are exempted by the board before the time that the interested stockholder becomes an interested stockholder. Our Board has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by our Board, including a majority of the directors who are not interested persons as defined in the 1940 Act. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our Board does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Conflict with 1940 Act

    Our bylaws provide that, if and to the extent that any provision of the Maryland General Corporation Law, including the Control Share Acquisition Act (if we amend our bylaws to be subject to such act) and the Business Combination Act, or any provision of our charter or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.